Exhibit 99.1

Heckmann Corporation

Announces Completion of Merger with China Water and Drinks, Inc. and

Discretionary Buy Back Plan for its IPO Warrants

Palm Desert, CA - October 30, 2008 – Heckmann Corporation of Palm Desert, California (NYSE: HEK, HEK.U, HEK.WS) (“Heckmann” or the “Company”) announced the completion of its merger with China Water and Drinks Inc. (“China Water”). The transaction was approved by more than 95% of the stockholders of Heckmann at its special meeting on October 30, 2008 and was effectively consummated after markets closed on October 30, 2008. China Water became a wholly-owned subsidiary of Heckmann Corporation and China Water’s common stock has ceased trading under the ticker symbol “CWDK” on the Over-the-Counter Bulletin Board. Heckmann’s common stock, units, and warrants will continue to trade on the New York Stock Exchange under the ticker symbols “HEK,” “HEK.U,” and “HEK.WS,” respectively.

Heckmann also announced that its Board of Directors approved a discretionary buy-back plan for the Company’s four year warrants issued as part of its IPO units in November of 2007. Under the plan, the Company may purchase warrants in open market and private transactions through December 31, 2009.

“We are excited to close our merger with China Water on schedule, and we look forward to building the company into a worldwide water enterprise. We also believe periodic buy back of our warrants when market conditions present a favorable opportunity will be beneficial to the long term interests of our stockholders,” said Dick Heckmann, the Company’s Chairman and CEO.

About Heckmann Corporation

Heckmann Corporation, through its wholly owned subsidiary, China Water is a leading producer and distributor of bottled water in China. Through its production facilities in Guangzhou, Zhanjiang, Feixian, Changchun, Nanning and Shenyang, the Company produces and distributes bottled water to fourteen provinces and regions in China. The Company markets its own product under the brand “Darcunk”, supplies purified water to both local and international beverage brands such as Coca-Cola and Uni-President and provides private label bottled water for companies such as Sands Casino, Macau.

Interested stockholders and investors can access additional information about Heckmann and China Water filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

Risks and Uncertainties; Forward-Looking Statements

The transaction described herein is subject to a number of risks and uncertainties, including, but not limited to, post closing integration risks, execution risks, and consumer spending contraction brought about by generally volatile conditions in world markets.

This document and documents referred to herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information available to Heckmann as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Heckmann’s views as of any subsequent date and neither undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Information concerning risks, uncertainties, and additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in Heckmann’s Form S-4 Registration Statement and Form 424B3 Prospectus and Proxy Statement filed with the Securities and Exchange Commission, Heckmann’s Annual Report on Form 10-K for the period ended December 31, 2007, as well as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Heckmann’s other SEC filings, available free of charge at the SEC’s website at www.edgar.gov as well as the Company’s website at www.heckmanncorp.com

Contacts

Investor Relations:

ICR

Devlin Lander, 415-292-6855